SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2)


                     Fisher Scientific International Inc.
              ------------------------------------------------
                              (Name of Issuer)


                   Common Stock $0.01 par value per share
                   --------------------------------------
                      (Title of Class and Securities)


                                338032 20 4
                                -----------
                               (CUSIP Number)


                           Eric L. Cochran, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                               4 Times Square
                          New York, New York 10036
                               (212) 735-3000
           -------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized
                   to Receive Notices and Communications)


                                June 8, 2001
                        -----------------------------
                       (Date of Event which Requires
                         Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Equity Fund III, L.P.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3279871
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         13,038,965 (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       13,038,965 (see Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,038,965 (see Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     23.76%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Foreign Fund III, L.P.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3303055
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         806,810 (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       806,810 (see Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     806,810 (see Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.50%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - THL FSI Equity Investors, L.P.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3403584
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         6,551,005 (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       6,551,005 (see Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,551,005 (see Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     12.05%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1) NAMES OF REPORTING PERSONS - Thomas H. Lee Investors Limited Partnership S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3159375
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         803,005 (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       803,005 (see Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     803,005  (see Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         1.49%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     PN
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - Thomas H. Lee Equity Advisors III
                                  Limited Partnership
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3279882
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
 !   N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
  ! BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         20,396,780 (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       20,396,780 (see Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,396,780(see Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     36.80%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         PN
-----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS - THL Equity Trust III
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     - 04-3279892
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         20,396,780 (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       20,396,780 (see Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,396,780(see Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      (  )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     36.80%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     OO
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           THL Investment Management Corp.
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               Massachusetts
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         803,005(See Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       803,005(See Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     803,005 (See Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.49%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
     CO
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              David V. Harkins
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         less than 1% (see Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
      PERSON                           less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       less than 1% (See Item 5)
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1% ___________________________________________________________
(14) TYPE OF REPORTING PERSON
         IN
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The 1995 Harkins Gift Trust
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         OO
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
-----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
-----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
-----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         OO
-----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Scott A. Schoen
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
-----------------------------------------------------------------------------
(3)  SEC USE ONLY

-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
-----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
-----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               C. Hunter Boll
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Scott M. Sperling
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         less than 1% (See Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                      less than 1% (See Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------


                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Sperling Family Limited Partnership
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
 !      EACH                  ______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         PN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Anthony J. DiNovi
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Thomas M. Hagerty
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
-----------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
-----------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Warren C. Smith, Jr.
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Seth W. Lawry
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Joseph I. Incandela
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Kent R. Weldon
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
  !  SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Terrence M. Mullen
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ________________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ________________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ________________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Todd M. Abbrecht
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Wendy L. Masler
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Andrew D. Flaster
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 ______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  ______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  ______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           First Trust Co. FBO Kristina A. Watts
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         OO
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Charles W. Robins
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           James Westra
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Charles A. Brizius
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        less than 1% (See Item 5)
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         0
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          less than 1% (See Item 5)
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     less than 1% (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     less than 1%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------



                                                               SCHEDULE 13D

CUSIP No. 338032 20 4
----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Thomas H. Lee
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      (a)  ( )
                                                      (b)  (x)
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS
     N/A
----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                    (  )
----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
----------------------------------------------------------------------------
                                (7)  SOLE VOTING POWER
      NUMBER OF                        0
       SHARES                 _______________________________________________
    BENEFICIALLY                (8)  SHARED VOTING POWER
      OWNED BY                         803,005  (See Item 5)
        EACH                  _______________________________________________
      REPORTING                 (9)  SOLE DISPOSITIVE POWER
       PERSON                          0
        WITH                  _______________________________________________
                               (10)  SHARED DISPOSITIVE POWER
                                       803,005 (See Item 5)
----------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     803,005 (See Item 5)
----------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES                                      ( )
----------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     1.61%
----------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------




                                Schedule 13D

                  This Amendment No. 2 to Schedule 13D relates to the common stock, $0.01 par value per share (the "Common Stock"), of Fisher Scientific International Inc., a Delaware corporation (the "Company"), and supplements the information set forth in the Schedule 13D, as amended by the Amendment No. 1 thereto, filed jointly on behalf of the following persons (collectively, the "Reporting Persons") on February 2, 1998 and April 13, 1999, respectively: (1) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), (2) Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund III"), (3) THL FSI Equity Investors, L.P., a Delaware limited partnership ("THL FSI"),
(4) formerly THL-CCI Limited Partnership, a Massachusetts limited partnership ("Thomas H. Lee Investors Limited Partnership"), (5) Thomas H. Lee Equity Advisors III Limited Partnership, a Massachusetts limited partnership ("Advisors III"), (6) THL Equity Trust III, a Massachusetts business trust ("Trust III"), (7) THL Investment Management Corp., a Massachusetts corporation ("THL Investment") and (8) certain persons affiliated with The Thomas H. Lee Company, a Massachusetts sole proprietorship, and listed on Schedule I attached hereto (the "Additional THL Persons" and collectively with Equity Fund III, Foreign Fund III, THL FSI and Thomas H. Lee Investors Limited Partnership, the "THL Entities").

                  Pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (File No. 333-58354), as amended by Amendment No. 1 thereto, the preliminary prospectus dated April 18, 2001, and the prospectus dated May 3, 2001, 12,800,000 shares and 1,000,000 shares of Common Stock were sold by the Company and certain stockholders of the Company respectively in a public offering consummated on May 9, 2001 (the "Public Offering").

                  Subsequent to the Public Offering and pursuant to the terms of the Certificate of Designation of Series B Non-Voting Common Stock of the Company filed with the Secretary of State of the State of Delaware on March 29, 1999 (the "Certificate of Designation"), the THL Entities converted all shares of Series B Non-Voting Common Stock, $0.01 par value per share, of the Company held by them into 9,000,000 shares of voting Common Stock of the Company on a share-for-share basis.

                  The THL Entities were parties to an Amended and Restated Investors' Agreement, dated as of March 29, 1999, made by and among the Company; the THL Entities; DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P. (collectively, the "DLJMB Funds"); Chase Equity Associates, L.P. (n/k/a J.P. Morgan Partners (BHCA), L.P.,"Chase"); ML IBK Positions, Inc., KECALP Inc. and Merrill Lynch KECALP L.P. 1997 (collectively, "Merrill Lynch" and, together with the DLJMB Funds and Chase, the "Institutional Investors"); and certain management stockholders of the Company (the "Management Investors"), as amended by Amendment No. 1 thereto dated as of May 14, 2000 and Amendment No. 2 thereto dated as of May 2, 2001 (the "Investors' Agreement").

                  Each of the Certificate of Designation and Investors' Agreement is filed as an exhibit hereto and is incorporated herein by reference. The foregoing descriptions of the Certificate of Designation and Investors' Agreement are not intended to be complete and are qualified in their entirety by reference to such exhibits.

                  Item 5.  Interest in Securities of the Issuer.

(a) and (b)

                  By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may be deemed to share voting and dispositive power with respect to over 35,384,070 (60.4%) of the outstanding Common Stock of the Company (assuming exercise of the Warrants). Such entities collectively own 33,132,800 shares of Common Stock representing 63.36% of the outstanding voting power of the Company as of June 8, 2001. Each of the Reporting Persons expressly disclaims the existence of such shared power.

                  By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may constitute a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "Investors' Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those Investors' Shares held by any other members of such group.

                  The Reporting Persons may together constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the "THL Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those THL Shares held by any other members of such group.

                  Equity Fund III has direct beneficial ownership of 12,047,625 shares of Common Stock, representing approximately 22.36% of the outstanding Common Stock as of June 8, 2001 (the "Outstanding Shares") and 24.17% of the outstanding voting power. Equity Fund III also has indirect beneficial ownership of 991,340 shares of Common Stock pursuant to warrants (the "Warrants") issued under a Warrant Acquisition Agreement, dated as of January 21, 1998 (the "Warrant Acquisition Agreement"). Assuming Equity Fund III's exercise of the Warrants, Equity Fund III has beneficial ownership of approximately 23.76% of the Outstanding Shares. Equity Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

                  Foreign Fund III has direct beneficial ownership of 745,470 shares of Common Stock, representing approximately 1.38% of the Outstanding Shares and 1.50% of the outstanding voting power. Foreign Fund III also has indirect beneficial ownership of 61,340 shares Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming Foreign Fund III's exercise of the Warrants, Foreign Fund III has beneficial ownership of approximately 1.50% of the Outstanding Shares. Foreign Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

                  THL FSI has direct beneficial ownership of 6,052,935 shares of Common Stock, representing approximately 11.23% of the Outstanding Shares and 12.14% of the outstanding voting power. THL FSI also has indirect beneficial ownership of 498,070 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming THL FSI's exercise of the Warrants, THL FSI has beneficial ownership of approximately 12.05% of the Outstanding Shares. THL FSI has shared voting and shared dispositive power with respect to such Shares.

                  Advisors III, as sole general partner of Equity Fund III, Foreign Fund III and THL FSI, and Trust III, as sole general partner of Advisors III, may be deemed to share voting and dispositive power with respect to 20,396,780 shares of Common Stock beneficially owned by Equity Fund III, Foreign Fund III and THL FSI, which represents approximately 36.80% of the Outstanding Shares and 39.69% of the outstanding voting power. The filing of this Schedule 13D by Advisors III and Trust III shall not be construed as an admission that Advisors III or Trust III is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Equity Fund III, Foreign Fund III and THL FSI.

                  Thomas H. Lee Investors Limited Partnership has direct beneficial ownership of 741,960 shares of Common Stock, representing approximately 1.37% of the Outstanding Shares and 1.48% of the outstanding voting power. Thomas H. Lee Investors Limited Partnership also has indirect beneficial ownership of 61,045 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming Thomas H. Lee Investors Limited Partnership's exercise of the Warrants, Thomas H. Lee Investors Limited Partnership has beneficial ownership of approximately 1.48% of the Outstanding Shares. Thomas H. Lee Investors Limited Partnership has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock.

                  THL Investment, as sole general partner of Thomas H. Lee Investors Limited Partnership, and Thomas H. Lee, as chief executive officer and sole director of THL Investment, may be deemed to share voting and dispositive power with respect to 803,005 shares of Common Stock beneficially owned by Thomas H. Lee Investors Limited Partnership, which represents approximately 1.49% of the Outstanding Shares and 1.61% of the outstanding voting power. The filing of this Schedule 13D by THL Investment and Mr. Lee shall not be construed as an admission that THL Investment or Mr. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Thomas H. Lee Investors Limited Partnership.

                  Each of the Additional THL Persons has both direct and indirect beneficial ownership of less than 1% of the Outstanding Shares. Each of the Additional THL Persons has, subject to the Investors' Agreement, sole voting and sole dispositive power with respect to such shares of Common Stock. David V. Harkins may be deemed to share voting and dispositive power over shares of Common Stock held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock. Scott M. Sperling may be deemed to share voting and dispositive power over shares of Common Stock held by the Sperling Family Limited Partnership. The filing of this Schedule 13D shall not be construed as an admission that Mr. Sperling is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock.

                  Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares of Common Stock.

(c) The Introduction to this Schedule 13D is incorporated herein by reference.

(d)               Not applicable.

(e)               Not applicable.

                  Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  The Introduction and the response to item 5 of this
Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

                  Item 7.  Material to be Filed as Exhibits.

                  Exhibit 1: Joint Filing Agreement dated as of February 2, 1998 among the Reporting Persons (Incorporated by reference to
                                   Exhibit 1 to Schedule 13D filed on
                                   behalf of the Reporting Persons on
                                   February 2, 1998).

                  Exhibit 2: Amended and Restated Investors' Agreement, dated as of March 29, 1999, among the Company, the THL Entities, the Institutional Investors and the Management Investors (Incorporated by reference to Exhibit 10.7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-10920)), as amended by Amendment No. 1 thereto dated as of May 14, 2000 (Incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000), and Amendment No. 2 thereto dated as of May 2, 2001 (Incorporated by reference to Exhibit
                                   10.19 to the Company's quarterly report
                                   on Form 10-Q for the quarter ended March
                                   31, 2001).

                  Exhibit 3: Certificate of Designation of Series B Non-Voting Common Stock (Incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

                  Exhibit 4: Power of Attorney dated as of February 2, 1998 granted by the Additional THL Persons in favor of Kent R. Weldon (Incorporated by reference to Exhibit 6 to Schedule 13D filed on behalf of the Reporting Persons on February 2, 1998).


                                 SIGNATURES

                  After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

                  IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the 2nd day of July, 2001.

                               THOMAS H. LEE EQUITY FUND III, L.P.
                               By:    THL Equity Advisors III Limited
                                         Partnership, its General Partner
                               By:    THL Equity Trust III,
                                      its General Partner


                               By:    /s/ Scott M. Sperling
                                      ----------------------------------------
                               Name:  Scott M. Sperling
                               Title: Vice President


                               THOMAS H. LEE FOREIGN FUND III, L.P.
                               By:    THL Equity Advisors III Limited
                                         Partnership, its General Partner
                               By:    THL Equity Trust III,
                                      its General Partner


                               By:    /s/ Scott M. Sperling
                                      ----------------------------------------
                               Name:  Scott M. Sperling
                               Title: Vice President


                               THL FSI EQUITY INVESTORS, L.P.
                               By:    THL Equity Advisors III Limited
                                      Partnership, its General Partner
                               By:    THL Equity Trust III,
                                      its General Partner


                               By:     /s/ Scott M. Sperling
                                       ----------------------------------------
                               Name:   Scott M. Sperling
                               Title:  Vice President


                               THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
                               By:     THL Investment Management Corp.,
                                         its General Partner


                               By:     /s/ Kent R. Weldon
                                       ----------------------------------------
                               Name:   Kent R. Weldon
                               Title:  Vice President


                               THOMAS H. LEE EQUITY ADVISORS III
                               LIMITED PARTNERSHIP
                               By:    THL Equity Trust III,
                                      its General Partner


                               By:     /s/ Scott M. Sperling
                                       ----------------------------------------
                               Name:   Scott M. Sperling
                               Title:  Vice President


                               THL EQUITY TRUST III


                               By:     /s/ Scott M. Sperling
                                       ----------------------------------------
                               Name:   Scott M. Sperling
                               Title:  Vice President


                               THL INVESTMENT MANAGEMENT CORP.


                               By:     /s/ Kent R. Weldon
                                       ----------------------------------------
                               Name:   Kent R. Weldon
                               Title:  Vice President


                               ADDITIONAL THL PERSONS
                               as listed on Schedule I
                               attached hereto, pursuant
                               to powers of attorney executed
                               in favor of and granted and
                               delivered to Kent R. Weldon
                               By:  Kent R. Weldon,
                                    Attorney-in-fact for all
                                    Additional THL Persons


                               By:   /s/ Kent R. Weldon
                                     ----------------------------------------
                               Name: Kent R. Weldon





                                 SCHEDULE I

                           ADDITIONAL THL PERSONS

David V. Harkins
The 1995 Harkins Gift Trust
Thomas R. Shepherd Money Purchase Pension Plan (Keogh)
Scott A. Schoen
C. Hunter Boll
Scott M. Sperling
Sperling Family Limited Partnership
Anthony J. DiNovi
Thomas M. Hagerty
Warren C. Smith, Jr.
Seth W. Lawry
Joseph J. Incandela
Kent R. Weldon
Terrence M. Mullen
Todd M. Abbrecht
Wendy L. Masler
Andrew D. Flaster
First Trust Co. FBO Kristina A. Watts
Charles W. Robins
James Westra
Charles A. Brizius